Exhibit 99.1

IDT Corporation
First Quarter 2011Results
Management’s Answers to Investor Questions
December 16, 2010

   IDT Corporation

First Quarter Fiscal 2011 Results - Questions and Answers

Within its 1Q11 earnings release and during management’s discussion of results for the quarter, IDT Corporation (NYSE: IDT; IDT.C) offered to respond in writing to questions from investors and other interested persons.

We asked questioners to e-mail questions to invest@idt.net  by the close of business on Monday, December 13, 2010.  We said that, in those instances where we could provide a constructive answer, we would post the questions received along with the name of the questioner and the questioner’s business affiliation – if any – and our answers on IDT Corporation’s website.  This document was prepared and posted on the IDT website to fulfill that commitment.  It is also being filed with the SEC in a Form 8-K.

Thank you for your continued interest in IDT Corporation.

In this document, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain and grow our calling card business, our wholesale telecommunication businesses and our retail energy business; availability of termination capacity to particular destinations; our ability to maintain carrier agreements with foreign carriers; our ability to obtain telecommunications products or services required for our products and services; the business and regulatory evolution of and competition and unfair business practices in, the energy services business in New York State, New Jersey and Pennsylvania; the regulatory, legal and political factors relating to our Genie Oil and Gas segment;  financial stability of our major customers; our ability to maintain our income and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; our ability to operate our telecommunications network; our ability to maintain our key members of our management team; our ability to use and develop our technology without infringing the rights of third parties; our ability to produce shale oil; and general industry and economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

IDT Corporation
First Quarter 2011Results
Management’s Answers to Investor Questions
December 16, 2010

Questions from Adam Wyden, ADW Capital

1.	Can you explain the sources of the massive year-over-year growth in your TPS and Energy segments? Can you expect the same trends in future quarters?

Telecom Platform Services’ (TPS) revenues grew 9.9 percent year over year to 302.5 million dollars – largely on the strength of solid performances from our wholesale carrier group, which accounts for nearly half of TPS’ revenues, and from our reseller channel VoIP solutions business.  Throughout fiscal 2010, wholesale carrier revenues had been flat, reflecting the very tough competitive marketplace for wholesale carrier services.  Despite this, wholesale carrier revenues grew 11.3 percent year over year.  Revenues in 1Q11 increased 12.5 percent sequentially. We are as yet unable to determine to what extent we benefited from successful sales strategies, underlying competitive changes in the wholesale carrier market place, or whether the increase was the result of non-recurring factors.  For TPS as a whole, we are also encouraged by the segment’s consistent sequential revenue increases sustained since 1Q10 despite seasonal fluctuations in demand for international calling services. We expect to provide investors with updates in future quarters.

In our IDT Energy segment, revenues in 1Q11 were $45.5 million, a 12.9% increase compared to 1Q10 primarily reflecting higher average revenue per kilowatt-hour (kWh) in sales of electricity partially offset by a decline in natural gas therms (THM) sold.  The growth in electricity sales was substantially related to increases in the price of the underlying commodity.  Our electric costs were 23.0% higher than the year ago period and most of the increase in cost is reflected in higher prices charged to customers.  Because of the significant fluctuations in the commodity energy prices, management measures of the performance of this business are more closely related to annualized consumption, gross margin and gross margin per unit sold, and to operating income rather than to revenue.

2.	Zedge is growing users quite aggressively but is still running at breakeven. At what point does the company seek to “monetize” this asset? How does the revenue model currently work?

Current Zedge revenues are derived from advertising on the site.  We are compensated based on traffic to the site, and traffic is measured in cost (to advertisers) per thousand page views (CPM). In recent quarters, Zedge’s traffic growth has been concentrated in developing countries - notably India - where the traffic generates lower CPM rates, limiting the impact of traffic growth on revenues. The exception to this has been growth on Android, where Zedge has hit a critical mass in the US and expects to lift CPM rates via custom agency/brand partnerships.

IDT Corporation
First Quarter 2011Results
Management’s Answers to Investor Questions
December 16, 2010

Additionally, Zedge recently announced its Zedge Discovery Network for Android app developers.  Zedge Discovery Network incorporates a potentially new revenue channel – subscription based fees from app developers - which may eventually be expanded to other forms of content. Also, Zedge plans on releasing additional new products targeted to accelerate growth originating from Western countries such as the United States.

We believe that the rapid rate of growth in Zedge’s user base and the new approaches discussed here will lead to significantly higher valuations in the long term.  Nevertheless, IDT has a long and successful history of incubating and monetizing businesses and we are always seeking strategic transactions that provide value to our shareholders.

3.	What is the company doing on a day to day basis to monetize on the 520 Broad St. real estate?

We have hired an internationally recognized real estate company to market the building to potential tenants and are currently in discussions with potential parties for office and data operations space.  We are also looking at strategic options and monitor the relevant commercial real estate market for alternative ways of utilizing or monetizing this asset.

4.	Can you discuss the payment remittance opportunity you are pursuing and any other avenues that will contribute to sustained revenue/profit growth in the company’s core operations?

We are working to create growth opportunities in our TPS segment through development of new channels to leverage both our telecom platform and distribution networks.  International money remittance utilizes our platform, network and our knowledge of operating consumer-based businesses on five continents.  However, we are still in development of money remittance services and there are numerous variables that will impact whether and in what form it will be launched.  If launched, it will likely be on a modest scale initially.

5.	Can you discuss which hedge funds are included in long term investments? Would you ever seek to realize your investment here?

As of October 31, 2010, we had $8.0 million remaining in our hedge fund portfolio.  We have exited many investments in the past two years and continue exiting the remaining funds as permitted by the terms of our investments and as advisable given market conditions.

6.
You mentioned that the Ebay / Skype settlement was non-material in economic nature yet it established a precedent for your IP to go after other violators of your property. Can you discuss what you mean by this?

The settlement was not material to IDT.  Terms of the settlement are covered by a confidentiality agreement.  Through the litigation’s discovery process, we gained additional insights into how VoIP companies are violating our patents and confirmed our view that violations of our patent rights are widespread in the telecommunications industry.  Also during the course of the litigation, the US Patent and Trademark Office confirmed the validity of certain claims of several of our patents.   As a result, we are in a stronger position going forward to enforce our IP.

IDT Corporation
First Quarter 2011Results
Management’s Answers to Investor Questions
December 16, 2010

Questions from Mark Cohen, Stone House Capital Management, LLC

1.	Howard mentioned that Fabrix is working with a "streaming" company. When will we hear about this? Will there be an announcement of who it is? Are the economics similar to working with Cable MSO's?

Fabrix is in an advanced stage of negotiations with a North American cable MSO for use of Fabrix's video storage and streaming technology to expand their library in order to meet robust customer demand for video content.  If the discussions continue as expected, the deal will be consummated in 2Q11.  Although this initial agreement would not be material to IDT, this sale, which was based on Fabrix’s superior technical performance compared to other competitor’s products, would position Fabrix to meet the cable industry’s growing demand for deep video storage. We will provide updates on material Fabrix developments as part of our quarterly reporting process.

2.
Where else in the world is IDT working on Shale besides Colorado and Israel. IDT has a history of leveraging its IP. Is IDT working to license the IP it’s creating in the commercialization of extracting oil from shale?

Genie Oil and Gas is exploring additional potential locations where its technical approach may be adaptable to oil shale and other resources, although there are no other material developments or committed projects at this time.  Our IP strategy is being developed alongside our R&D work.  At a very high level, we are seeking to protect our IP and, depending on the outcome of the pilot test, we will determine whether and where license opportunities exist.

3.	What benefits is IDT seeing from the consolidation of UTA? Are there opportunities to distribute products besides calling cards to the network of "bodegas"?

We benefitted from the consolidation of UTA in several ways.  The consolidation:
1.	Streamlined the process to execute management decisions, and it fully aligned the product and distribution strategies;
2.	Allowed IDT to fully control and coordinate the marketing strategies and related capital investment;
3.	Enabled IDT to upgrade its sales/distribution workforce, and at the same time to expand its geographical footprint and the depth of its distribution penetration; and
4.	Facilitated better pricing management of product rates and trade distribution.

Our ability to reach our target customer base is a significant competitive advantage for IDT Telecom.  We continue to develop additional opportunities to leverage our distribution network.  One good example of this is the growth during fiscal years 2009 and 2010 of International Mobile Top-Up (IMTU) product sales.  More recently, IDT has been testing consumer and trade acceptance of other products as well, including non-telephony ones.  We are currently in the very early stages of evaluating the potential of non-telephony offerings.